UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2014

URBAN HYDROPONICS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54118	72-1600437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4045 Sheridan Ave., Suite 433 Miami Beach, FL 33140
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(561) 543-8882

PLACER DEL MAR, LTD.
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

We previously announced in a Form 8-K dated May 31, 2014, that the Board of Directors of Placer Del Mar, Ltd. (the “Company”) resolved, and the majority stockholders of the Company voted, to change the Company’s name to Urban Hydroponics, Inc. in connection with the signing of a non-binding letter of intent with Urban Cultivator Inc., a British Colombia corporation (“UC”), BC Northern Lights Enterprises Ltd., a British Colombia corporation (“BCNL”), and W3 Metal Inc., a British Colombia corporation (“W3,” and together with UC and BCNL, the “Target Companies”), regarding a possible business combination involving these three companies.  The Target Companies are private companies engaged in the business of manufacturing and selling commercial and residential hydroponic growing systems. At this stage, no definitive terms have been agreed to, and none of the parties is currently bound to proceed with any transaction.

The Company filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada on July 7, 2014 to effect the name change to Urban Hydroponics, Inc.

FINRA advised the Company on July 9, 2014 that the name change and the requested change of the Company’s trading symbol will take effect at the open of business on July 10, 2014 (the “Effective Date”).  At the open of trading on the Effective Date, the Company’s trading symbol will change to “URHY”.

In addition to the name change, the Amended and Restated Articles of Incorporation increased the Company’s authorized capital stock from 50,000,000 shares of common stock to 300,000,000 shares of common stock and from no shares of undesignated, “blank check” preferred stock to 10,000,000 shares of such preferred stock.  The par value of each of these classes of stock is $0.001 per share.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

3.1	Amended and Restated Articles of Incorporation of the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 9, 2014	By:	/s/ Frank Terzo
Name: Frank Terzo
Title: President